Exhibit 99.1

Press Release September 25, 2009

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

260.969.3500

260.969.3590 (Fax)

Steel Dynamics Adds Gabriel Shaheen to Board of Directors

FORT WAYNE, INDIANA, September 25, 2009— Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its board of directors has appointed Gabriel L. Shaheen to the company’s board.   The appointment of Shaheen brings the number of directors to eleven.   Mr. Shaheen will serve as an independent director, but has not yet been appointed to any board committees.

Gabe Shaheen, 55, is President and Chief Executive Officer of GLS Capital Ventures, LLC, Fort Wayne, Indiana, and is a principal in NXTSTAR Ventures, LLC, Oak Brook, Illinois.   Both firms consult with life insurance companies and other financial services organizations regarding start-up, M&A, and strategic planning activities.   Gabe was previously employed for 22 years by The Lincoln National Corporation, where he served in a number of senior executive capacities.   These included directing at various times Lincoln’s three principal business units, serving as Chairman, President and Chief Executive Officer of Lincoln National Life Insurance Company; Chairman, President and CEO of Lincoln Re, its reinsurance arm; and Managing Director of Lincoln UK.

Gabe holds a B.A. and Masters Degree in Actuarial Science from the University of Michigan.   He has also been a director, since 2007, of Horace Mann Educators Corporation, a public company listed on the New York Stock Exchange, where he serves as a member of its Audit, Strategic Review and Investments Committees.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com